Exhibit 10.15
AMENDMENT TO EMPLOYMENT
AND NONCOMPETITION AGREEMENT
     THIS AMENDMENT to the Employment and Noncompetition Agreement (this “Amendment”) between SCI Executive Services, Inc., a Delaware Corporation (the “Company”), and the undersigned executive of the Company (the “Employee”).
     WHEREAS, the Company and Employee have previously entered into an Employment and Noncompetition Agreement (the “Agreement”); and
     WHEREAS, this Amendment is intended to (i) supplement and modify such Agreement (including, if applicable, any amendments or addendums thereto) in order to comply with Section 409A of the Internal Revenue Code of 1986, as amended, and (ii) extend the term of the Agreement; and
     WHEREAS, the parties would like to make certain changes to the terms of the Agreement;
     NOW THEREFORE, Employee agrees with the Company, in consideration for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, to amend the Agreement as follows, effective as of the date this Amendment is executed as written below:
     1. Section 1.5(d). Section 1.5(d) is hereby amended by revising clauses (i), (ii) and (iii) to be and to read as follows:
“(i) bi-weekly salary continuation payments calculated based on Employee’s rate of salary as in effect immediately prior to Employee’s termination, which shall continue for a period equal to two years from such date of termination, each of which shall be treated as a separate payment obligation of the Company, (ii) any applicable Pro Rated bonus and (iii) continuation of Employee’s Group Health and Dental coverage and Exec-U-Care program (including pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1986 (“Cobra”) to the extent applicable) for a period of eighteen months beginning the month following such date of termination, with Employee paying such amount of premiums as would have been applicable if Employee had remained an employee of the Company.”
     2. Section 1.5(f). The paragraph numbered (3) in Section 1.5(f) is hereby amended to be and read as follows:
     “(3) Continuation of Employee’s Group Health and Dental coverage and Exec-U-Care program (including pursuant to COBRA to the extent applicable) for a period of eighteen months beginning the month following such date of termination, with Employee paying such amount of premiums as would have been applicable if Employee had remained an employee of the Company.”
     3. Section 4.14. The definition of “Pro Rated Bonus” in Section 4.14 shall be amended by revising its final sentence to be and to read as follows:
“The Pro Rated Bonus, if any, payable to Employee shall be paid during the period between January 1st and March 14th of the calendar year immediately following the date Employee ceases to be employed by the Company.”
     4. The Term of the Agreement is hereby extended to December 31, 2008.

     Except as is provided in this Amendment, the Agreement shall remain unchanged and continue in full force and effect.
     IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of this 30th day of November, 2007.

SCI EXECUTIVE SERVICES, INC.
By:	/s/ Curtis G. Briggs
Curtis G. Briggs, Vice President

EMPLOYEE
/s/ Sumner J. Waring, III
Sumner J. Waring, III